Exhibit 99.1

HENNESSY CAPITAL ACQUISITION CORP. III

PRO FORMA BALANCE SHEET

	As of	Pro Forma		Pro Forma
	June 28, 2017	Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current assets:
Cash	$2,675,000	$(317,000)	a	$2,358,000
Prepaid expenses	90,000	-		90,000
Total current assets	2,765,000	(317,000)		2,448,000

Cash held in Trust Account	227,250,000	31,967,000	a	259,217,000

Total Assets	$230,015,000	$31,650,000		$261,665,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$458,000	-		$458,000
Accrued liabilities	161,000	-		161,000
	619,000			619,000
Other liabilities:
Deferred underwriting compensation	7,875,000	1,741,000	b	9,616,000
Total liabilities	8,494,000	1,741,000		10,235,000

Common stock subject to possible redemption; 21,437,723 shares and
24,399,083 shares as adjusted (at redemptionvalue of approximately $10.10 per share)	216,521,000	29,909,000	c	246,430,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none
issued or outstanding	-	-		-
Common stock, $0.0001 par value, 200,000,000 authorized shares, 7,531,027
shares issued and outstanding and 7,682,167 shares as adjusted (excluding 21,437,723 shares, and 24,399,083 shares as adjusted, subject to possible redemption)	1,000	-		1,000
Additional paid-in-capital	5,049,000	31,650,000	a	5,049,000
		(1,741,000)	b
		(29,909,000)	c
Accumulated deficit	(50,000)	-		(50,000)
Total stockholders’ equity	5,000,000	-		5,000,000

Total liabilities and stockholders’ equity	$230,015,000	$31,650,000		261,665,000

See accompanying note to pro forma balance sheet

HENNESSY CAPITAL ACQUISITION CORP. III

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 – CLOSING OF OVER-ALLOTMENT OPTION AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Hennessy Capital Acquisition Corp. III (the “Company”) as of June 28, 2017, adjusted for the closing of the underwriters’ over-allotment option and the forfeiture of a portion of the Founder Shares, which occurred on July19, 2017 as described below.

On July 19, 2017, the Company closed the underwriters’ over-allotment option of 3,165,000 units (a partial exercise), increasing the aggregate initial public offering amount by approximately $31,650,000 to approximately $256,650,000. The partial exercise of the underwriters’ over-allotment option resulted in the forfeiture of 52,500 Founder Shares and an additional deferred underwriting fee of approximately $1,741,000. Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option are as follows:

	Pro forma entry	Debit	Credit
a.	Cash held in Trust Account	31,967,000
	Additional paid-in-capital		31,650,000
	Cash		317,000
	To record the sale of 3,165,000 units at $10.00 and the deposit of $10.10 per share in the trust account

b.	Additional paid-in-capital	1,741,000
	Deferred underwriting fee		1,741,000
	To record additional deferred underwriting fees associated with over-allotment option exercise

c.	Additional paid-in-capital	29,909,000
	Common stock subject to possible redemption		29,909,000
	To reclassify common stock out of permanent equity into mezzanine redeemable stock

No entry is shown for the forfeiture of 52,500 Founder Shares as the amount of the forfeiture is below the rounded amounts presented.